Exhibit 5.1
[StatoilHydro Letterhead]
StatoilHydro ASA
Forusbeen 50
N-4035 Stavanger
Norway
StatoilHydro Petroleum AS
Forusbeen 50
N-4035 Stavanger
Norway
April 16, 2009
Ladies and Gentlemen:
I have acted as Senior Legal Counsel of StatoilHydro ASA, a corporation existing under the Norwegian Public Companies Act (the “Company”) and StatoilHydro Petroleum AS, a corporation existing under the Norwegian Companies Act and a wholly-owned subsidiary of StatoilHydro (the “Guarantor”) in connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000,000 in aggregate principal amount of 3.875% Notes due 2014 (the “2014 Notes”) of the Company and $1,500,000,000 in aggregate principal amount of the 5.25% Notes due 2019 (the “2019 Notes” and, together with the 2014 Notes, the “Debt Securities”) of the Company, and the related guarantees (the “Guarantees”) by the Guarantor. I am delivering this opinion pursuant to the requirements of Form F-3.
In connection with my opinion, I have examined such corporate records, certificates and other documents and such questions of law as I have deemed necessary or appropriate for purposes of this opinion.
Based upon and subject to the foregoing, I am of the opinion that:
(a)	the Company has been duly incorporated and is validly existing as a public limited company (allmennaksjeselskap) under the laws of the Kingdom of Norway;

(b)	the Guarantor has been duly incorporated and is validly existing as a limited company (aksjeselskap) under the laws of the Kingdom of Norway;

(c)	when the Debt Securities and the Guarantees have been duly executed and, in the case of the Debt Securities, authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, as amended, the Debt Securities will constitute valid and legally binding obligations of the Company and the Guarantees will constitute valid and legally binding obligations of the Guarantor, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(d)	the statements in the prospectus dated April 2, 2009 (the “Prospectus”) under the captions “Enforceability of Civil Liabilities” and “Taxation — Norwegian Taxation of Debt Securities and Payments under the Guarantees”, to the extent such statements relate to matters of Norwegian law or regulation or to the provision of documents governed by the laws of Norway therein described, fairly present the information called for with respect to such legal matters and documents and fairly summarize the matters referred to therein.
The opinions expressed herein are limited to questions arising under the laws of the Kingdom of Norway as they stand and have been interpreted in published case law of the courts in the Kingdom of Norway as of the date hereof, and I have not investigated the laws of any jurisdiction other than the Kingdom of Norway and I do not express or imply an opinion on the laws of any jurisdiction other than the Kingdom of Norway.
This opinion is furnished to you solely for your benefit and may not be used or relied upon by or published or communicated to any other person or entity for any purpose whatsoever without my prior written consent.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and the Guarantees on
Form 6-K and to the references to me under the captions “Taxation — Norwegian Taxation of Debt Securities and Payments under the Guarantees” and “Validity of Securities” in the Prospectus as supplemented by the prospectus supplement dated April 16, 2009. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required within Section 7 of the Act.
Very truly yours,
/s/ Catherine Marchand Støle
Catherine Marchand Støle
Senior Legal Counsel